UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2015

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and 4.625% Senior Notes due 2020

On November 10, 2015, NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (“Norwegian”), issued $600.0 million aggregate principal amount of 4.625% senior unsecured notes due 2020 (the “4.625% Notes”), which mature on November 15, 2020, pursuant to an indenture, dated as of November 10, 2015, between NCLC and U.S. Bank National Association, as trustee (the “Indenture”). NCLC used a portion of the net proceeds from the offering of the 4.625% Notes to redeem and discharge its $300.0 million aggregate principal amount of outstanding 5.00% Senior Notes due 2018 (the “5.00% Notes”), and expects to use the remaining net proceeds for other general corporate purposes, which may include debt repayment and/or opportunistic repurchases of ordinary shares from time to time under Norwegian’s ongoing share repurchase program.

NCLC will pay interest on the 4.625% Notes at 4.625% per annum, semiannually on May 15 and November 15 of each year, commencing on May 15, 2016, to holders of record at the close of business on the immediately preceding May 1 and November 1, respectively.

NCLC may redeem the 4.625% Notes, in whole or part, at any time prior to November 15, 2017, at a price equal to 100% of the principal amount of the 4.625% Notes redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole premium.” NCLC may redeem the 4.625% Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the Indenture. At any time (which may be more than once) on or prior to November 15, 2017, NCLC may choose to redeem up to 40% of the aggregate principal amount of the 4.625% Notes at a redemption price equal to 104.625% of the face amount thereof with an amount equal to the net proceeds of one or more equity offerings, so long as at least 60% of the aggregate principal amount of the 4.625% Notes issued remains outstanding following such redemption.

The Indenture contains covenants that limit NCLC’s ability (and its restricted subsidiaries’ ability) to, among other things: (i) incur or guarantee additional indebtedness or issue certain preferred shares; (ii) pay dividends and make certain other restricted payments; (iii) create restrictions on the payment of dividends or other distributions to NCLC from its restricted subsidiaries; (iv) create liens on certain assets to secure debt; (v) make certain investments; (vi) engage in transactions with affiliates; (vii) engage in sales of assets and subsidiary stock; and (viii) transfer all or substantially all of its assets or enter into merger or consolidation transactions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium (if any), interest and other monetary obligations on all of the then-outstanding 4.625% Notes to become due and payable immediately.

The foregoing summary is qualified entirely by reference to the full text of the Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 8.01 below is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

On November 10, 2015, in connection with its issuance of the 4.625% Notes, NCLC delivered a notice of redemption (the “Redemption Notice”) to the holders of the 5.00% Notes. The Redemption Notice provides for NCLC’s redemption, pursuant to the terms of the indenture governing the 5.00% Notes, of all $300.0 million aggregate principal amount of its outstanding 5.00% Notes on December 10, 2015 (the “Redemption Date”) at a redemption price of 102.500% of the aggregate principal amount of the 5.00% Notes, plus accrued and unpaid interest to the Redemption Date. No 5.00% Notes will remain outstanding after the Redemption Date.

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Item 9.01	Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of November 10, 2015, between NCL Corporation Ltd. and U.S. Bank National Association, as trustee

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Norwegian Cruise Line Holdings Ltd.

By:	/s/ Wendy A. Beck
	Name:	Wendy A. Beck
	Title:	Executive Vice President
and Chief Financial Officer

Date: November 10, 2015

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of November 10, 2015, between NCL Corporation Ltd. and U.S. Bank National Association, as trustee

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